                                                               EXHIBIT 99(a)(13)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Sema Securities (as defined below). The Offer (as defined below) is being made in the United States solely by the Offer Document dated February 21, 2001, and the related Letter of Transmittal and Form of Acceptance, and is being made to all US holders of Sema Shares and Sema ADSs (as defined below). In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Offeror by Lehman Brothers Inc., as Dealer Manager, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction. The Offer Document, the Letter of Transmittal, the Form of Acceptance and related materials should not be forwarded or transmitted into Australia, Canada or Japan.

               Notice of Recommended Offer to Purchase for Cash
                        All Outstanding Ordinary Shares
          (Including those represented by American Depositary Shares)

                                      of

                                   Sema plc

                                      at

                            560 pence Net Per Share

         1,120 pence Net Per ADS (each ADS representing 2 Sema Shares)

                                      by

                           Schlumberger Investments

               (a wholly-owned subsidiary of Schlumberger N.V.)

   Schlumberger Investments, a company incorporated in England and Wales ("Offeror") and a wholly owned subsidiary of Schlumberger N.V., a Netherlands Antilles Corporation ("Parent"), is offering to purchase (i) all issued and to be issued ordinary shares of 10 pence each ("Sema Shares") of Sema plc, a company incorporated in England and Wales (the "Company") for 560 pence each, and (ii) all American Depositary Shares of Sema, each representing two Sema Shares ("ADSs") for 1,120 pence each on the terms and subject to the conditions set forth in the Offer Document, dated February 21, 2001 (the "Offer Document"), and in the related Letter of Transmittal and Form of Acceptance (which, together with the Offer Document and any amendments or supplements thereto, collectively constitute the "Offer"). Sema Shares and Sema ADSs are referred to collectively as "Sema Securities."

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   THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE DURING THE INITIAL OFFER PERIOD.
   THE INITIAL OFFER PERIOD FOR ACCEPTANCES AND WITHDRAWALS WILL EXPIRE AT 3:00 P.M. LONDON TIME, 10:00 A.M. NEW YORK CITY TIME, ON WEDNESDAY, MARCH 21, 2001, UNLESS EXTENDED TO A LATER CLOSING DATE. AT THE CONCLUSION OF THE INITIAL OFFER PERIOD, IF ALL CONDITIONS OF THE OFFER HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED, THE OFFER WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS. HOLDERS OF SEMA SECURITIES WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFER FROM THE DATE OF THIS ANNOUNCEMENT UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE INITIAL OFFER PERIOD, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.
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   THE DIRECTORS OF SEMA CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND
REASONABLE. ACCORDINGLY, THE SEMA DIRECTORS UNANIMOUSLY RECOMMEND SEMA SECURITY HOLDERS TO ACCEPT THE OFFER.

   The Offer is conditional upon, among other things, valid acceptances being received (and not, where permitted, being withdrawn) by not later than 3:00 p.m. London time, 10:00 a.m. New York City time on March 21, 2001 (or such later time(s) and/or date(s) as the Offeror may, subject to the rules of the City Code on Takeovers and Mergers (the "City Code") or with the consent of the Panel on Takeovers and Mergers of the UK (the "Panel") and in accordance with the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), decide) in respect of not less than 90 percent (or such lower percentage as the Offeror may decide) in nominal value of the Sema Shares (including Sema Shares represented by Sema ADSs) to which the Offer relates, provided that this condition will not be satisfied unless the Offeror and/or any of its subsidiaries shall have acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Sema Shares (including Sema Shares represented by Sema ADSs) carrying in aggregate more than 50 percent of the voting rights then normally exercisable at a general meeting of Sema, including for this purpose (except to the extent otherwise agreed by the Panel) any such voting rights attaching to any Sema Shares (including Sema Shares represented by Sema ADSs) that are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding subscription or conversion rights or otherwise.

   Offeror reserves the right (but will not be obliged, other than as may be required by the City Code or Exchange Act) at any time or from time to time to extend the Offer and, in such event, will make a public announcement of such extension in the manner described below. Except with the consent of the Panel, the Initial Offer Period for acceptances and withdrawals shall not be capable of being extended, after 3:00 p.m. London time, 10:00 a.m. New York City time, on April 22, 2001. Any decision to extend the Offer will be announced by 8:00 a.m. London time in the United Kingdom and 8:00 a.m. New York City time in the United States on the business day following the day on which the Offer was due to expire.

     If all of the conditions to the Offer are satisfied, fulfilled, or where permitted, waived, the consideration for Sema Securities purchased pursuant to the Offer will be paid, with respect to acceptances received during the Initial Offer Period, within 14 calendar days after the expiration of the Initial Offer Period. Following expiration of the Initial Offer Period, Offeror will provide a Subsequent Offer Period of at least 14 calendar days, during which time acceptances of the Offer may be received. With respect to acceptances received during the Subsequent Offer Period, consideration for those securities will be paid within 14 calendar days of receipt of acceptance. Payment for Sema Securities purchased pursuant to the Offer will be made only after timely receipt by Citibank, N.A., in its capacity as the "US Depositary" for the Offer in the United States, in the case of ADSs, and by Computershare Trust Company of New York in its capacity as the US Forwarding Agent for the Offer in the United States, in the case of Sema Shares, of (i) certificates representing the Sema Shares, ADRs representing the Sema ADSs, or (only in the case of Sema ADSs) timely confirmation of book-entry transfer of such Sema ADSs evidenced by ADRs into the US Depositary's account pursuant to the terms set forth in the Offer Document, (ii) the Letter of Transmittal (in the case of acceptances relating to Sema ADSs) or the relevant Form of Acceptance (in the case of acceptance relating to Sema Shares), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal or the Form of Acceptance. To facilitate settlement of the Offer, unless they elect to receive pounds sterling, holders of Sema ADSs will receive cash consideration in US dollars. Holders of Sema Shares who so wish may elect, in accordance with the terms set forth in the Offer Document, to receive US dollars. Holders of Sema ADSs who so wish may elect, in accordance with the terms set out in the Offer Document, to receive cash consideration in pounds sterling.

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     If all of the conditions to the Offer have been either satisfied, fulfilled, or to the extent permitted, waived and Offeror has acquired or contracted to acquire, pursuant to the Offer or otherwise, at least 90 percent in nominal value of the Sema Shares (including Sema Shares represented by Sema
ADSs) to which the Offer relates, before June 21, 2001, Offeror will be entitled and intends to acquire the remaining Sema Shares on the same terms as the Offer pursuant to the compulsory acquisition procedure set forth in sections 428 to 430F (inclusive) of the United Kingdom Companies Act 1985 (as amended).

     If a holder of Sema ADSs wishes to accept the Offer in respect of Sema ADSs and the ADRs evidencing such Sema ADSs are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the US Depositary while the Offer remains open for acceptances, such holder's acceptance of the Offer in respect of Sema ADSs may be effected by following the guaranteed delivery procedures set forth in the Offer Document.

     Acceptances of the Offer may be withdrawn pursuant to the procedures set out below at any time from the date of this announcement until the specified time on the last day of the Initial Offer Period but not during the Subsequent Offer Period, except in certain limited circumstances as described in the Offer Document. To be effective, a written notice of withdrawal must be received on a timely basis by the party (either the US Forwarding Agent or the US Depositary) to whom the acceptance was originally sent at one of the addresses set forth in the Offer Document and must specify the name of the person who has tendered the Sema Shares or Sema ADSs, the number of Sema Shares of Sema ADSs to be withdrawn and (if ADSs have been tendered) the name of the registered holder, if different from the name of the person whose acceptance is to be withdrawn. In respect of Sema ADSs, if ADRs have been delivered or otherwise identified to the US Depositary then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted, and, unless the Sema ADSs evidenced by such ADRs have been delivered by an Eligible Institution (as defined in the Offer Document), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Sema ADSs have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer Document, any notice of withdrawal must also specify the name and number of account at the Book-Entry Transfer Facility (as defined in the Offer Document, to be credited with the withdrawn Sema ADSs and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the validity (including the time of receipt) of any notice of withdrawal will be determined by the Offeror, whose determination (except as required by the Panel) shall be final and binding.

     The information required to be disclosed by section (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer Document and incorporated herein by reference. Sema has provided Offeror with Sema shareholder and security position listing for the purpose of disseminating the Offer to holders of Sema Shares (including Sema Shares represented by Sema ADSs). The Offer Document, Letter of Transmittal and/or the Form of Acceptance are being mailed to holders of record of Sema Shares (including Sema Shares represented by Sema ADSs) and are being furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names or the names of whose nominees appear as holders of record for subsequent transmittal to beneficial owners of Sema Shares (including Sema Shares represented by Sema ADSs).

     THE OFFER DOCUMENT AND RELATED MATERIALS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISIONS ARE MADE WITH RESPECT TO THE OFFER.

     Requests for assistance or copies of the Offer Document, the Letter of Transmittal, the Form of Acceptance and all other related materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Offeror's expense. Except as set forth in the Offer Document, no fees or commissions will be paid to brokers, dealers or other persons for soliciting tenders of Sema Shares (including Sema Shares represented by Sema ADSs) pursuant to the Offer.

     Offeror is also filing a Tender Offer Statement and other related documentation and the Company is filing a Solicitation/Recommendation Statement with the Securities and Exchange Commission today. Free copies of these documents will be available on the SEC's web site at www.sec.gov. The Tender Offer Statement may also be obtained at no charge from Offeror at 277 Park Avenue, New York, NY 10172-0266 and the Solicitation/Recommendation Statement may be obtained at no charge from the Company at Six Concourse Parkway, Suite 2700, Atlanta, Georgia 30328. Shareholders are urged to read the Tender Offer Statement, the Solicitation/Recommendation Statement and the related documentation as they will contain important information.

     The directors of Schlumberger Investments listed in Schedule IVA of the Offer Document accept responsibility for the information contained in this announcement and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information. This statement is intended solely to comply with Rule 19.2 of the City Code and shall not be deemed to establish or expand liability under law, including under US federal securities laws or under the laws of any state of the US.

                    The Information Agent for the Offer is:

                             D.F. King & Co., Inc.

                                77 Water Street
                                  20th Floor
                         New York, New York 10005-4495
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 755-7250

                     The Dealer Manager for the Offer is:

                                Lehman Brothers

                         Three World Financial Center
                               200 Vesey Street
                           New York, New York 10285
                         Call Collect:  (212) 526-5044

February 21, 2001